SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  June 11, 1998


                            Tredegar Industries, Inc.
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             (Exact Name of Registrant as Specified in its Charter)



    Virginia                        1-10258                     54-1497771
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(State or Other Jurisdiction of   (Commission File          (I.R.S. Employer
Incorporation or Organization)     Number)                  Identification No.)


1100 Boulders Parkway
Richmond, Virginia                                          23225
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(Address of Principal Executive Offices)                   (Zip Code)



Registrant's telephone number, including area code:  (804) 330-1000


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Item 2.           Acquisition or  Disposition of Assets

         On June 11, 1998, in a series of related transactions, Bon L Canada Inc., a Canadian corporation and an indirect wholly-owned subsidiary of Tredegar Industries, Inc. ("Tredegar") acquired Exal Aluminum Inc. ("Exal"), a Canadian corporation engaged in the manufacture of aluminum extrusions and the casting of aluminum billet. Exal and Bon L Canada Inc. have been amalgamated and the amalgamated entity, operating as Bon L Canada Inc. ("Bon L Canada"), will continue in the aluminum extrusions business. In connection with the acquisition and amalgamation, the Exal shareholders received, in the aggregate, cash in the amount of USD$11.9 million and 126,724 shares of Class I non-voting preferred shares of Bon L Canada (the "Class I Shares"). The Class I Shares are exchangeable into shares of Tredegar common stock on a one-for-one basis. Each Class I Share is economically equivalent to one share of Tredegar common stock. Shares of Tredegar common stock to be delivered upon the exchange of the Class I Shares will be newly-issued shares. In addition, immediately following the transaction, the outstanding indebtedness of Exal was repaid by Bon L Canada in the amount of USD$18.8 million. The source of the cash consideration paid in the transaction and the cash used to repay Exal's indebtedness was from available cash.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.


(a)      Financial Statements of Business Acquired.

         Financial Statements with respect to the acquisition required by Item 7 of Form 8-K will be filed not later than August 21, 1998 (60 days from the date of this Current Report on Form 8-K was required to be filed).


(b)      Pro Forma Financial Information.

         Pro Forma Financial Information with respect to the acquisition required by Item 7 of Form 8-K will be filed not later than August 21, 1998 (60 days from the date of this Current Report on Form 8-K was required to be filed).


(c)      Exhibits.

             None.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     TREDEGAR INDUSTRIES, INC.



Date:     June 23, 1998                            By:  /s/ N. A. Scher
                                                        ----------------------
                                                      Norman A. Scher
                                                      Executive Vice President